EXHIBIT 99.1

Web.com Announces Completion of Network Solutions Acquisition

•	Creates the largest online marketing solutions company focused on the $19 billion web services market for small and medium sized businesses (SMBs)
•	Expects to generate strong accretion and substantial unlevered free cash flow to service debt and invest in growth
•	Triples customer base to approximately 3 million subscribers for significant cross-sell and upsell opportunities to drive growth
•	Unique opportunity to leverage increased scale to create a leading national brand

JACKSONVILLE, FL – October 27, 2011 – Web.com Group, Inc. (Nasdaq: WWW), a leading provider of internet services and online marketing solutions for small businesses, today announced the  successful completion of the acquisition of Network Solutions from NetSol Holdings LLC, a Delaware limited liability company (the “Seller”), under the terms of the Acquisition Agreement previously announced on August 3, 2011.

"The acquisition of Network Solutions is an historic event in our mission to become the go-to provider for everything small- and medium-sized businesses need to succeed online and leverage social-local-mobile strategies,” David Brown, chairman and chief executive officer of Web.com, noted. “This transaction more than doubles our revenue, triples the size of our customer base, and provides the expanded scale to invest greater resources in growth and branding initiatives.”

Web.com paid NetSol Holdings LLC $405 million in cash and 18 million shares of Web.com common stock.   In addition, Web.com refinanced certain credit facilities of Network Solutions and paid certain expenses of Network Solutions relating to the transaction.  The cash portion of the acquisition was funded with new credit facilities, consisting of a six-year, $600 million first lien term loan, a five-year, $50 million first lien revolving credit facility (of which $21 million was funded at closing) and a seven-year, $150 million second lien term loan.

“While the interest expense on our newly issued debt is greater than previously forecast due to recent deterioration of the debt markets, we also expect cost synergies to be greater than originally anticipated.  We intend to use the significant free cash flow of our combined company to aggressively de-lever our balance sheet as well as invest in growth,” noted Brown.  “We continue to expect the transaction to be approximately 20 percent accretive in 2012, with significantly greater accretion in future years. We believe the positive impact on our financial profile has the potential to drive a significant increase in shareholder value over the next 12 to 24 months.”

Earlier this week, Web.com stockholders overwhelmingly approved the issuance of 18 million shares of Web.com common stock, or approximately 37% of the Company, to NetSol Holdings LLC.   Anton J. Levy, a member of the board of directors of the Seller and a Managing Director of General Atlantic LLC, an affiliate of the Seller, has joined the Web.com board of directors.

“In addition to greatly expanding the pool of customers that can benefit from our full suite of Web.com and Network Solutions services, this transaction also brings us the talents of hundreds of Network Solutions’ employees who are devoted to helping small- and medium-sized businesses,” Brown continued. “Our respect for their professionalism and passion for excellence was a key component in our pursuit of this combination, and we are proud to have them join our organization.”

Web.com is scheduled to release its 3Q’11 financial results and provide more details regarding the financial outlook of the combined company after the U.S. financial markets close on Thursday, November 3, 2011. More information can be found at http://ir.web.com.

About Web.com
Web.com Group, Inc. (Nasdaq: WWWW) is a leading provider of internet services and online marketing solutions for small businesses. Web.com meets the needs of small businesses anywhere along their lifecycle by offering a full range of online services and support, including domain name registration services, website design, logo design, search engine optimization, search engine marketing and local sales leads, general contractor leads, franchise and homeowner association websites,  shopping cart software, eCommerce web site design and call center services. For more information on the company, please visit http://www.web.com/ or call 1-800-GETSITE.

Forward-Looking Statements
This press release includes certain "forward-looking statements" including, without limitation, statements regarding the acquisition of Network Solutions and the combined company's forecasted financial results, anticipated reach, capabilities and opportunities for the combined company, expected benefits to merchants and other customers, market opportunities, and expected customer base, that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements that are not historical facts.  These statements are sometimes identified by words such as “believe,” “potential,” “will,” “forecast,” “expect,” “opportunities,” or words of similar meaning.  As a result, Web.com's actual results could differ materially from those anticipated in these forward-looking statements.  These statements are based on Web.com's current beliefs or expectations, and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including, without limitation, whether the Web.com and Network Solutions' businesses are successfully integrated, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks related to the successful offering of the combined company's products and services; the risk that the anticipated benefits of the acquisition may not be realized; and other risks that may impact Web.com's and Network Solutions' businesses.  Other risk factors are set forth under the caption, "Risk Factors," in Web.com's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as filed with the SEC, which is available on a website maintained by the SEC at www.sec.gov.  Web.com expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise

Contact:

Web.com
Susan Datz Edelman
Director, Investor Relations and Corporate Communications
904-680-6909
sedelman@web.com

ICR for Web.com
Kori Doherty
617-956-6730
Kori.doherty@icrinc.com

Source:  Web.com